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                                                                    EXHIBIT 2.1

         AGREEMENT AND PLAN OF MERGER, dated as of the 16th day of December 1996 (the "Plan"), by and among CTI Group (Holdings) Inc. ("CTI"), CGI Acquisition Corp. ("Acquisition Corp."), Soft-Com Inc. ("SC") and John Perri ("Perri").


                              W I T N E S S E T H:

         WHEREAS, the parties hereto desire that SC merge with and into Acquisition Corp. upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises and obligations, and intending to be legally bound hereby, the parties hereto adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:


1. THE MERGER.

         1.1 The Merger. Upon the terms and conditions of this Plan, at the Effective Date (as hereinafter defined), SC shall be merged with and into Acquisition Corp. (the "Merger") and the separate existence of SC will cease. Acquisition Corp. shall be the surviving corporation in the Merger. The organizational documents of Acquisition Corp. shall remain unaffected until further amended in accordance with the applicable provisions of law. The Merger shall be pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law and all other applicable law.

         1.2 Closing. The closing of the Merger (the "Closing") shall take place as soon as practicable after satisfaction or waiver of the conditions set forth in Article VIII, or on such later date as may be agreed by the parties, at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers, 1401 Walnut Street, Philadelphia, PA (the date of the Closing is herein referred to as the "Closing Date"). On the Closing Date, a certificate of merger (the "Certificate of Merger") in substantially the form attached hereto as Exhibit A with such amendments and/or such other certificates or forms as are necessary to comply with all applicable laws shall be executed, delivered and/or filed in accordance with all appropriate legal requirements, and the Merger provided for herein shall become effective upon such filing or on such later date as may be specified in such certificate of merger (the date of such filing or such later date is herein referred to as the "Effective Date"). Concurrently with such filing, Acquisition Corp. shall file with the Secretary of State of the State of Delaware a Restated Certificate of Incorporation which, among other things, changes the name of Acquisition Corp. to "CTI Soft-Com Inc."

         1.3 The parties hereto intend that the Merger, as consummated in accordance with the terms hereof, shall be a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder (the "Regulations"). The parties hereto shall take all commercially reasonable efforts to cause the Merger to qualify, and will not take any actions which could prevent the Merger from qualifying, as

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a reorganization under the provisions of Section 368 of the Code and the
Regulations and, including, without limitation, reporting the Merger as a reorganization under the provisions of Section 368 of the Code and the Regulations.

2. CONSIDERATION.

         2.1 Outstanding SC Stock. Subject to the other provisions of this Plan, on the Effective Date, all shares of common stock of SC, $.01 par value per share (the "SC Stock") issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holders thereof, become and be converted into an aggregate of 795,000 shares of Common Stock, $.01 par value per share of CTI (the "CTI Stock"). Such 795,000 shares of CTI Stock, together with the shares of CTI Stock issuable pursuant to Section 2.2 below, are hereinafter collectively referred to as the "Issued Stock." On the Effective Date (i) each holder of SC Stock shall deliver to CTI all certificates evidencing SC Stock, in exchange for certificates representing fully paid and non-assessable shares of CTI Stock registered in the name of such holder, and (ii) holders of SC Stock shall cease to be, and shall have no rights as, stockholders of SC, other than rights to receive Issued Stock.

         2.2 Adjustments. In the event that, subsequent to the date of this Plan but prior to the Effective Date, the outstanding shares of common stock of CTI shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a stock dividend, stock split, reverse stock split, or other like changes in CTI's capitalization (an "Adjustment"), then, as appropriate, adjustment shall be made to the aggregate number of shares of CTI Stock to be issued in exchange for all of the outstanding shares of SC Stock pursuant to Section 2.1 above, so that holders of SC Stock will not suffer any detriment or benefit as a result of the Adjustment.


3. ACTIONS PENDING MERGER.

         3.1 Unless contemplated by this Plan, including, without limitation, actions contemplated by Section 6.1.E, without the prior written consent or approval of CTI, in the case of actions to be taken by SC, or SC, in the case of actions to be taken by CTI, no party shall permit SC, CTI or any subsidiary thereof to:

         A. make, declare or pay any dividend, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue or sell any additional shares of its capital stock, or any options, calls or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire shares of its capital stock or its assets, or issue any long-term debt securities except pursuant to plans or agreements as existing on the date hereof;

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         B. enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect to any of its directors, officers or other employees;

         C. substantially modify the manner in which it has heretofore conducted its business, enter into any new line of business or amend its certificate of incorporation, by-laws or other organizational documents;

         D. dispose of or acquire any assets valued in excess of $25,000 except in the ordinary course of business;

         E. agree to take any action which would reasonably be expected to jeopardize or delay the consummation of the transactions contemplated hereby;

         F. take any other action not in the ordinary course of business; or

         G. agree to take any of the foregoing actions.


4. REPRESENTATIONS AND WARRANTIES OF CTI AND ACQUISITION CORP.

         4.1 CTI and Acquisition Corp. represent and warrant to each of SC, Perri and North American Venture Capital Fund ("NAVCF") as follows:

         A. CTI is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware. As of the date hereof, CTI has
(i) 10,000,000 shares of common stock authorized, of which 5,713,366 shares are outstanding (5,573,116 of which are issued and outstanding and 140,250 of which are treasury shares) and (ii) no authorized or issued shares of preferred stock or other shares of the capital stock of CTI. Acquisition Corp. is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware. CTI owns all of the issued and outstanding shares of capital stock of Acquisition Corp.

         B. Each of CTI and Acquisition Corp. has the corporate power and authority to carry on their business as it is now being conducted and to own all their material properties and assets and is duly qualified as a foreign corporation in those jurisdictions where the failure to so qualify would have a material adverse effect on the business of CTI and Acquisition Corp., respectively.

         C. Except as contemplated by this Plan, as set forth on Schedule 4.1 and any grants made under the CTI Stock Option and Restricted Stock Plan, there is no outstanding option, warrant, call, unsatisfied preemptive right or other agreement of any kind to purchase or otherwise receive from CTI any shares of CTI Common Stock or any other security of CTI; there is no outstanding security of any kind convertible into any security of CTI; and there is no outstanding

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contract or other agreement to purchase, redeem or otherwise acquire any outstanding shares of CTI Common Stock or any other security of CTI.

         D. The Plan has been authorized by all necessary corporate action of each of CTI and Acquisition Corp. and is a valid and binding agreement of each of CTI and Acquisition Corp. enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, moratorium, and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

         E. The execution, delivery and performance of the Plan by each of CTI and Acquisition Corp. does not, and the consummation of the transactions contemplated hereby by each of CTI and Acquisition Corp. will not, constitute
(i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of CTI or Acquisition Corp., respectively, or to which either is subject, which breach, violation or default would have a material adverse effect on the financial condition, results of operations, or business of, or enable any party to enjoin the transactions contemplated hereby, or (ii) a breach or violation of, or a default under, the articles of incorporation or by-laws of CTI or Acquisition Corp.; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the approval of the stockholders of SC.

         F. CTI has made all filings and reports with governmental and other agencies which it has been required to make under applicable law during the three (3) years immediately preceding the date hereof. For each of the fiscal years ended March 31, 1995 and 1996 CTI filed its Annual Reports on Form 10-KSB, and has filed its Quarterly Report on Form 10-QSB for the period ended September 30, 1996 (collectively, the "Reports") with the Securities and Exchange Commission (the "SEC"). The Reports complied in all respects with the requirements of the Securities Exchange Act of 1934, as amended. No Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in the Reports (including the related notes and schedules thereto) fairly presented the financial position of the entity to which it related as of its date and each of the statements of operations, statements of cash flows and statements of stockholders' equity (including any related notes and schedules thereto) fairly presented the results of operations, retained earnings and changes in cash flows, as the case may be, of the entity to which it related for the periods set forth therein (subject, in the case of unaudited interim statements, to normal and recurring adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

         G. Except as disclosed in a Report or that certain Quarterly Report on Form 10-Q for the period ended September 30, 1996, there has been no material adverse change in the financial condition or business of CTI since September 30, 1996.

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

         H. Except as disclosed in a Report or as set forth on Schedule 4.1 hereto, no material litigation, proceeding or controversy before any court or governmental agency is pending which, in the opinion of its chief financial officer, could have a material and adverse effect on its financial condition, results of operations, or business or to prevent consummation of the transactions contemplated hereby, and, to the best of CTI's knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated.

         I. Except as disclosed in a Report, and except for the Plan, and arrangements made in the ordinary course of business, CTI is not bound by any material contract to be performed after the date hereof.

         J. Except as disclosed on Schedule 4.1, all negotiations relative to the Plan and the transactions contemplated hereby have been carried on by CTI directly with the other parties hereto and no action has been taken by CTI that would give rise to any valid claim against the other parties hereto for a brokerage commission, finder's fee or other like payment.

         K. To the best of CTI's knowledge, it, and all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of its or their employees, comply with all laws, requirements and orders under ERISA, the breach or violation of which could have a material adverse effect on its business; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan; no such plan had an "accumulated funding deficiency" (as defined in Section 3(12) of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; the present value of the assets of each such plan, as defined in Section 3(2) of ERISA, exceeds the present value of the accrued benefits under such plan as of the end of the most recent plan year with respect to the respective plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan as of the date hereof; and it has not contributed to a "multiemployer plan", as defined in Section 3(37) of ERISA.

         L. CTI has good title insurable at regular rates to its property and assets (other than property as to which it is lessee) that are material to its business on a consolidated basis.

         M. CTI has all necessary government approvals to carry on its business as now being conducted and, to the best of its knowledge, is in compliance with all laws and regulations other than such approvals and non-compliance which in the aggregate would not have a materially adverse effect on its business as now being conducted.

         N. The Issued Stock, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

         O. CTI has been given the opportunity to examine the SC Reports. SC has also provided CTI with the opportunity to ask questions of, and to receive answers from, SC and its representatives concerning the terms and conditions of the acquisition of the Merger and to obtain information concerning SC and any

                                        5
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additional information necessary to verify the information contained herein or in the aforementioned documents. No representations or warranties have been made to CTI concerning SC, its business or prospects or other matters except as set forth in this Plan.

5. REPRESENTATIONS AND WARRANTIES OF SC AND PERRI.

         5.1 SC (which term for purposes of this Article V shall mean SC and all of its subsidiaries, unless the context otherwise requires) and Perri, jointly and severally, represent and warrant to CTI and Acquisition Corp. as follows:

         A. SC is a corporation duly organized and validly existing in good standing under the laws of the State of New York. As of the date hereof, the authorized capital stock of SC consisted of (i) 10,000,000 shares of SC Stock, 4,050,000 of which are issued and outstanding, (ii) 1,000,000 shares of preferred stock, none of which are issued and outstanding and (iii) no other authorized or issued shares of the capital stock of SC.

         B. Except as contemplated by this Plan, (i) Perri owns, and will own as of the Effective Date, beneficially and of record, free and clear of any lien, claim or other encumbrance all of the SC Stock set forth on Schedule 5.1 hereto and (ii) Acquisition Corp. will own as of the Effective Date, beneficially and of record, free and clear of any lien, claim or other encumbrance all of the issued and outstanding SC Stock. All outstanding shares of capital stock of SC and each of SC's subsidiaries are duly authorized, validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights.

         C. Except as set forth on Schedule 5.1 or as contemplated by this Plan, there is no outstanding option, warrant, call, unsatisfied preemptive right or other agreement of any kind to purchase or otherwise receive any shares of SC Stock or any other security of SC; there is no outstanding security of any kind convertible into any security of SC; and there is no outstanding contract or other agreement to purchase, redeem or otherwise acquire any outstanding shares of SC Stock or any other security of SC.

         D. Each of SC and its subsidiaries (Schedule 5.1 attached hereto sets forth a list of all of its subsidiaries) has the corporate power and authority to carry on its business as it is now being conducted, to own all its material properties and assets and is duly qualified as a foreign corporation in those jurisdictions where the failure to so qualify would have a material adverse effect on the business of SC.

         E. The outstanding shares of capital stock of each of SC's subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer.

         F. The Plan has been authorized by all necessary corporate action of SC and is a valid and binding agreement of SC and enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

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         G. Other than as disclosed on Schedule 5.1, the execution, delivery and performance of the Plan by SC does not, and the consummation of the transactions contemplated hereby by SC will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of SC or to which SC is subject, which breach, violation or default would have a material adverse effect on the financial condition, results of operations, or business of SC or its subsidiaries, or enable any party to enjoin the transactions contemplated hereby or (ii) a breach or violation of, or a default under, the articles of incorporation, bylaws or other organizational documentation of SC or SC's subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument.

         H. SC has made all filings and reports with governmental and regulatory agencies which it is required to make under applicable law (collectively, the "SC Reports") during the three (3) years immediately preceding the date hereof. Each SC Report complied in all material respects with all applicable legal requirements. SC has presented CTI with true and correct copies of (i) Income Statements for the years ended July 31, 1996 and July 31, 1995, (ii) Balance Sheets as of July 31, 1996 and July 31, 1995 and (iii) Statements of Cash Flows for the years ended July 31, 1996 and July 31, 1995 (collectively, the "SC Financial Statements"). Each of the SC Financial Statements and any additional financial statements provided by SC pursuant to this Plan (the "Additional Statements") (including the related notes and schedules thereto) fairly presented the financial position of the entity to which it related as of its date or for the period set forth therein, as the case may be, in each case in accordance with generally accepted accounting principles, consistently applied during the periods involved, except as may be noted therein. Except as disclosed in Schedule 5.1, as of the date hereof, SC has no direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, of a kind required by generally accepted accounting principles to be set forth on a financial statement ("Liabilities") that were not fully and adequately reflected or reserved against on the SC Financial Statements. SC has no Liabilities, other than (i) Liabilities fully and adequately reflected or reserved against on the Financial Statements or the Additional Statements, and
(ii) Liabilities incurred since July 31, 1996 in the ordinary course of business. Except as disclosed in Schedule 5.1, the value of SC's assets as of the date hereof does not materially differ from the value of SC's assets as reflected in SC's July 31, 1996 Balance Sheet.

         I. There has been no material adverse change in the financial condition or business of SC or its subsidiaries since July 31, 1996.

         J. Other than as disclosed in Schedule 5.1, no material litigation, proceeding or controversy before any court or governmental agency is pending which, in the opinion of SC's executive officers, could have a material and adverse effect on its financial condition, results of operations or business or prevent consummation of the transactions contemplated hereby, and, no such litigation, proceeding or controversy has been threatened or is contemplated, and neither SC nor any of its subsidiaries is subject to any agreement,

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memorandum of understanding or similar arrangement with any regulatory authority restricting its operations or requiring that certain actions be taken. SC is not in violation of any applicable order, judgment, injunction, award or decree, or any federal, state, local or foreign law, ordinance or regulation, which violation could reasonably be expected to have a material adverse effect on its business and neither SC nor any officer or director of SC has received notice that such violation has been alleged or is being investigated.

         K. Except as disclosed in Schedule 5.1 attached hereto, and except for the Plan, and arrangements made in the ordinary course of business, SC is not bound by any material contract to be performed after the date hereof.

         L. All negotiations relative to the Plan and the transactions contemplated hereby have been carried on by SC directly with the other parties hereto and no action has been taken by SC or Perri that would give rise to any valid claim against the other party hereto for a brokerage commission, finder's fee or other like payment.

         M. To the best of SC's knowledge, it, and all "employee benefit plans," as defined in Section 3(3) of ERISA, that cover any of its or their employees, comply with all laws, requirements and orders under ERISA, the breach or violation of which could have a material adverse effect on its business; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan; no such plan had an "accumulated funding deficiency" (as defined in Section 3(12) of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; the present value of the assets of each such plan, as defined in Section 3(2) of ERISA, exceeds the present value of the accrued benefits under such plan as of the end of the most recent plan year with respect to the respective plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan as of the date hereof; and it has not contributed to a "multiemployer plan", as defined in Section 3(37) of ERISA.

         N. Each of SC and its subsidiaries have good title insurable at regular rates to its property and assets (other than property as to which it is lessee), including, without limitation, all intellectual property that are material to its business on a consolidated basis, free and clear of any lien, claim or encumbrance.

         O. SC has all necessary government approvals to carry on its business as it is now being conducted and is in compliance with all laws and regulations other than such approvals and non-compliance which in the aggregate would not have a materially adverse effect on its business as now being conducted.

         P. Except as set forth on Schedule 5.1, there are no material contracts, arrangements, understandings, relationships, negotiations or transactions between SC and any of its shareholders or to which both SC and any of its shareholders are parties.

         Q. All patents, licenses, trade names, trademarks, copyrights, service marks, computer software, permits, approvals, consents, know-how, formulae, trade secrets or any other proprietary or trade rights (including rights to or registrations of the foregoing) or applications and licenses for any of the

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foregoing owned, held or used by SC (collectively, "Proprietary Rights") are set forth on Schedule 5.1 hereto. SC is not infringing, or otherwise acting adversely to, any Proprietary Right of any other person and no Proprietary Right of, or product or service sold by, any other persons infringes or conflicts with any Proprietary Right heretofore or presently used by SC. No claim has been asserted or, to the knowledge of SC or Perri, threatened by any person with respect to any of the Proprietary Rights used by SC and, to the knowledge of SC and Perri, there is no basis for any such claim.

         R. Schedule 5.1 sets forth a correct and complete list of all bank accounts and safe deposit boxes of SC and all persons authorized to sign checks drawn on such accounts and to have access to such safe deposit boxes.

         S. SC has no interests in any real estate except that SC leases, as tenant, property described on Schedule 5.1 as being so leased. SC has not disposed of or arranged for any disposal of any hazardous substances, other than in conformity with applicable laws and regulations and, to the best knowledge of SC and Perri, SC has not been designated a potentially liable party for remedial action or response costs in connection with any of its facilities, locations, sites or properties under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Resource and Recovery Act, as amended, the Toxic Control Substance Act, the Clean Water Act, the Clean Air Act or comparable state statutes.

         T. SC is not a party to any collective bargaining agreement or employment agreement or any pending or threatened labor dispute. Schedule 5.1 sets forth a true, accurate and complete list of all compensation, benefit and other arrangements between SC and any employee or consultant of SC.

         U. Neither this Plan, including all Schedules and Exhibits hereto, nor any other financial statement, information, document or other instrument heretofore or hereafter furnished by SC or Perri to CTI in connection with the transactions contemplated hereby, contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading. There is no fact known to SC or Perri which materially adversely affects the business, financial condition or affairs of SC or any of its properties or assets which has not been set forth in this Plan and the Schedules hereto.

         V. (i) Perri is acquiring shares of Issued Stock solely for investment for his own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof, and there is no current plan or intention of Perri to sell, exchange or otherwise dispose of shares of Issued Stock.

            (ii) Perri understands that the acquisition of the shares of Issued Stock is a speculative investment which involves a high degree of risk of loss of his investment therein, and that there are restrictions on the transferability of the shares under the terms of the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities laws.

             (iii) Perri's knowledge and experience in financial and business matters are such that he is capable of evaluating the merits and risks of his acquisition of the shares of Issued Stock.

             (iv) In making his decision to acquire the shares of Issued
Stock, Perri has relied upon the representations and warranties of CTI contained in this Agreement and independent investigations made by him.

             (v) Perri has been given the opportunity to examine the CTI Reports. CTI has also provided Perri with the opportunity to ask questions of, and to receive answers from, CTI and its representatives concerning the terms and conditions of the acquisition of the shares of Issued Stock and to obtain information concerning CTI and any additional information necessary to verify the information contained herein or in the aforementioned documents. No representations or warranties have been made to Perri concerning the shares of Issued Stock or CTI, its business or prospects or other matters except as set forth in this Plan.

             (vi) Set forth on Schedule 5.1 is a true and complete list of all shareholders of SC and each such shareholder's principal place of residence.

6. COVENANTS.

         6.1 Each party hereby covenants to the other parties that:

         A. Each shall use all commercially reasonable efforts in good faith to take or cause to be taken all action necessary or desirable under the Plan on their part as promptly as practicable so as to permit the consummation of the transactions contemplated by the Plan at the earliest possible date and cooperate fully with the other parties hereto to that end.

         B. SC shall submit the Plan to or solicit the consent of a majority of its stockholders on the earliest practicable date. Perri shall vote, as a stockholder of SC, to approve the Plan and the transactions contemplated hereby. SC shall deliver to CTI contemporaneously with the execution of this Plan, an agreement, in the form attached hereto as Exhibit B, executed by NAVCF.

         C. Unless approved by the other parties hereto in advance, no party will issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law in the opinion of its counsel.

         D. Upon reasonable notice, each of CTI and SC shall (and shall cause each of its subsidiaries to) afford the other parties hereto, and their officers, employees, counsel, accountants and other authorized representatives, during normal business hours throughout the period prior to the Effective Date, access to all of its and its subsidiaries' properties, books, contracts, commitments and records and, during such period, it shall (and it shall cause each of its subsidiaries to) furnish promptly to the other party hereto (a) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as the other parties hereto may reasonably request, provided that no party shall be required to provide any such information or documents to the other party which specifically relate to the deliberations concerning the transactions contemplated hereby. Neither party hereto will use any information obtained pursuant to this Paragraph (D) for any purpose unrelated to the consummation of the transactions contemplated by the Plan and, if the Merger is not consummated, each party hereto will hold all information and documents obtained pursuant to this Paragraph (D) in confidence unless and until such time as such information or documents otherwise become publicly available or as such party is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of the Plan, each party will deliver to the other parties all documents so obtained by it and any copies thereof which relate to such other parties.

         E. In the case of SC (other than as set forth herein), none of SC, Perri or any subsidiary of SC or any officer, director, employee or agent of the same, shall solicit or encourage inquiries or proposals with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of any interest in, SC or any of SC's subsidiaries or any business combination with SC or any of SC's subsidiaries other than as contemplated by the Plan; Perri shall notify CTI immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, SC or any of SC's subsidiaries; and SC shall instruct its officers, directors, agents, advisors and affiliates to comply with the above.

         F. Each party shall notify the other parties hereto as promptly as practicable of any material breach by it of any representation, warranty or agreement contained herein.

         G. From and after the Effective Date, until that date on which NAVCF or its affiliates no longer hold fifty percent (50%) or more of the aggregate shares of Issued Stock, CTI shall give NAVCF advance prior notice of all Board of Directors meetings of CTI and permit Fred Rohn ("Rohn"), or another representative of NAVCF, reasonably acceptable to CTI, to attend all such meetings.

         6.2 CTI covenants to Perri that (i) from and after the consummation of the Merger, it shall maintain an office presence including sales, technical support and programming staff in New York City (unless CTI and Perri agree to the contrary), and (ii) it shall fund up to $25,000 of an integration fee related to SC's Unity software product to Unimax Systems Corp.

         6.3 CTI covenants that it will not for a period ending on the earlier of the date one year after resale of the Issued Stock is permitted pursuant to an effective registration statement under the Securities Act or the date resale of the Issued Stock is otherwise permitted, as to each of Perri and NAVCF, under the Securities Act and applicable state securities laws, without the consent of Perri and Rohn, issue or grant to (i) any director of CTI or any of its subsidiaries, (ii) any family member of such directors, and (iii) any entity the majority of whose equity interests are owned by any of such directors and/or their family members (collectively, the "Restricted Persons") (a) any option or other security convertible or exercisable into shares of CTI Stock or (b) any shares of CTI Stock. Notwithstanding anything to the contrary contained in the immediately preceding sentence, CTI shall be permitted, without seeking or obtaining such consent, to issue or grant any of such securities to one or more Restricted Persons pursuant to a bona fide private placement or public offering (at the same price offered to third parties) of securities of CTI, or a bona fide merger, acquisition or similar transaction.

         6.4 As soon as practicable after the execution hereof, but no later than 10 days before the Closing, SC and Perri shall deliver to each of the shareholders of SC (i) disclosure materials (as CTI shall reasonably require) relating to CTI, including, but not limited to, copies of CTI's most recent Exchange Act filings, (ii) copies of SC's most recent unaudited financial statements and (iii) an investment representation letter and consent in the form attached hereto as Exhibit G (the "Consent"). SC and Perri shall use all commercially reasonable efforts to obtain the signature of each of such shareholders (other than Perri and NAVCF) on the Consent as soon as practicable after the date hereof.


7. REGULATORY APPROVALS.

         7.1 As promptly as practicable after the date hereof, each of CTI and SC shall obtain all approvals, consents and rulings to satisfy all requirements which are necessary for the consummation of the transactions contemplated hereby.


8. CONDITIONS TO CONSUMMATION.

         8.1 The consummation of the Merger is conditioned upon:

         A. each of the representations, warranties and covenants contained herein of CTI and Acquisition Corp. shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and SC shall have received a certificate signed by the Chief Financial Officer of CTI dated the Effective Date, to such effect;

         B. each of the representations, warranties and covenants contained herein of SC and Perri shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and CTI shall have received certificates signed by the President of SC and Perri, in his individual capacity, dated the Effective Date, to such effect;

         C. CTI shall have executed and delivered to NAVCF an Option, in the form attached as Exhibit C hereto, to purchase 90,000 shares of CTI Stock at a purchase price of $1.50 per share. Such Option shall be exercisable in whole or part at any time beginning the Effective Date until that date which is three (3) years from the Effective Date. Such Option shall be transferable to partners of NAVCF only and shall contain standard anti-dilution protection in the case of stock splits, stock dividends, reverse stock splits, recapitalizations and similar transactions;

         D. CTI shall have executed and delivered to Perri an employment agreement in the form attached hereto as Exhibit D, pursuant to which Perri shall be employed until March 31, 2000, as President of Soft-Com, Inc. Such employment agreement, or a separate option agreement, shall provide for the grant to Perri of options, under CTI's current option plan, to purchase 100,000 shares of CTI Stock at a purchase price as determined pursuant to CTI's stock option plan. One-third of such options will vest and become exercisable on each of the first, second and third annual anniversary dates of their grant and all such options shall expire on that date which is ten (10) years after the Closing Date;

         E. Perri shall have been appointed, as of the Effective Date, a director of CTI;

         F. CTI and the stockholders named in the Registration Rights Agreement attached as Exhibit E hereto shall have executed and delivered to the other such Registration Rights Agreement, which shall grant piggyback registration rights to such stockholders (subject to cut-back if the managing underwriter in an underwritten public offering determines that inclusion of all of the stockholders' shares proposed to be included therein would interfere with the successful marketing of the underwritten shares);

         G. NAVCF shall have executed and delivered an Indemnification Agreement, in the form attached hereto as Exhibit F; and

         H. The Certificate of Merger shall have been filed with and accepted by the Secretaries of State of the States of New York and Delaware.

         8.2 A. All conditions to consummation of the Merger set forth in
Section 8.1 above to be performed by SC or Perri are for the sole benefit of CTI and Acquisition Corp. and may be waived by CTI or Acquisition Corp., as applicable, at any time in their sole discretion.

         B. All conditions to consummation of the Merger set forth in Section
8.1 above to be performed by CTI or Acquisition Corp. are for the sole benefit of SC and Perri and may be waived by SC or Perri, as applicable, at any time in their sole discretion.


IX. TERMINATION.

         9.1 The Plan may be terminated prior to the Effective Date, either before or after its approval by the stockholders of SC:

         A. by the mutual consent of CTI and SC; or

         B. by CTI or SC, in the event that the Merger is not consummated by February 1, 1997; provided, however, the parties shall use their best efforts to satisfy all closing conditions on or about January 6, 1997.

X. SURVIVAL OF REPRESENTATIONS; INDEMNITY.

         10.1 The respective representations, warranties, covenants and agreements of CTI, Acquisition Corp., SC and Perri contained in this Plan and in any Schedule or Exhibit delivered pursuant hereto shall survive the Effective Date until that date which is thirty-six (36) months after the date hereof, notwithstanding any investigation made by or on behalf of any party hereto, and shall not be considered waived by consummation of the transactions contemplated by this Plan regardless of knowledge of a misrepresentation or breach of warranty.

         10.2 A. Each of CTI and Acquisition Corp., on the one hand, and each of SC and Perri, on the other hand, agree, jointly and severally, to indemnify and hold the other parties and their officers, directors (including NAVCF and its directors, officers and partners) and agents harmless from and against all damages, losses or expenses (including reasonable attorneys' fee) judgments and costs of settlement ("Losses") suffered or incurred by the other parties as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, assessed, incurred or sustained by or against any of them (collectively, "Claims") with respect to or arising out of (i) the failure or alleged failure of any representation or warranty made by CTI or Acquisition Corp., on the one hand, and SC or Perri, on the other hand in this Plan (including any Schedule or Exhibit delivered pursuant hereto) to be true and correct in all respects as of the date of this Plan and as of the Effective Date, and (ii) any Losses incurred by the other parties in connection with a breach or alleged breach by such party of any of their covenants or agreements, contained herein.

         B. The party which claims to be entitled to indemnification pursuant to
Section 10.2.A (the "Indemnified Party") shall be entitled to control the defense of any claim with counsel reasonably acceptable to the party against which indemnification is sought (the "Indemnifying Party"); provided, however, that the Indemnifying Party shall not be required to pay any amounts incurred in settlement of any Claim unless it shall have consented to such settlement (such consent not to be unreasonably withheld). The Indemnified Party shall give notice to the Indemnifying Party in writing specifying the basis on which such indemnification is sought and the amount of the asserted claims, provided that the failure to give such notice shall not relieve an Indemnifying Party of its obligations to indemnify hereunder except to the extent such Indemnifying Party is actually prejudiced thereby. The Indemnifying Party and the Indemnified Party shall provide each other with reasonable cooperation in the event of any Claim.

         C. The Indemnifying Party shall have ten (10) days after receipt of such notice to disagree with the claim for indemnification. In the event of such disagreement, the Indemnifying Party shall notify the Indemnified Party in writing as to the basis of its disagreement therewith.

         D. An Indemnifying Party may, in its sole discretion, satisfy such indemnification obligation by delivering to the other party cash or shares of CTI Stock or a combination thereof. If such obligation is satisfied in shares of Common Stock, such shares shall be valued at the product of (i) the number of shares delivered and (ii) the average of the asked and bid price, or closing price, as the case may be for CTI Stock the ten (10) trading days immediately preceding the date such shares are delivered.

         E. Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable with respect to the indemnity provided herein, unless and until the dollar amount of all Losses against such party exceed $25,000 and in such event, the Indemnifying Parties, jointly and severally, shall be liable for the amount of all Losses (including the first $25,000), as provided herein; provided, however, that SC and Perri shall be liable, from the first dollar, for all Losses for Claims with respect to or arising out of the failure or alleged failure of the representations and warranties contained in Section 5.1(F), (G)(ii), and (V)(vi) to be true and correct in all respects as of the date of this Plan and as of the Effective Date or in connection with the breach or alleged breach of Section 6.4 (collectively, "Non-Capped Losses"). Other than any liability for Non-Capped Losses, in no event shall the aggregate liability of an Indemnifying Party exceed, in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000); provided, however, if a party elects to satisfy an indemnification obligation by delivering shares of CTI Stock, in no event shall such party be required to deliver, in the aggregate, in excess of 125,000 shares of CTI Stock.


XI. OTHER MATTERS.

         A. If the Plan shall be terminated, the agreements of the parties in the second sentence of Section 6.1.D, Article X and Paragraphs (E) and (F) of this Article XI shall survive such termination.

         B. Prior to the Effective Date, any provision of the Plan may be (i) waived by the party benefitted by the provision, or (ii) to the extent permitted by applicable law, amended or modified at any time (including the structure of the transaction), by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as the Plan.

         C. The Plan may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         D. The Plan shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, except as federal law may be applicable.

         E. Each party hereto will bear all expenses incurred by it in connection with the Plan and the transactions contemplated hereby; provided, however, CTI shall reimburse SC for reasonable attorneys' and/or accountants' fees and expenses incurred by SC in connection with the Plan in an amount not to exceed $5,000. Notwithstanding the foregoing, CTI shall not be responsible for any stock transfer or other tax incurred as a result of the Plan and the consummation of the transactions contemplated thereby.

         F. Each of the parties and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

         G. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, facsimile transmission, overnight courier service, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

                    If to CTI or Acquisition Corp., to:

                           CTI Group (Holdings) Inc.
                           901 South Trooper Road
                           Valley Forge, PA  19484
                           Attention: Mark H. Daugherty,
                                      Chief Financial Officer

                    with copies to:

                           Klehr, Harrison, Harvey, Branzburg & Ellers
                           1401 Walnut Street
                           Philadelphia, Pennsylvania 19102
                           Attention: Stephen T. Burdumy, Esq.


                    If to SC or Perri, to:

                           Soft-Com Inc.
                           140 W. 22nd Street
                           New York, NY  10011
                           Attention: John Perri

                    with copies to:

                           North American Venture Capital Fund
                           P.O. Box 714
                           Village Road
                           New Vernon, NJ 07976
                           Attention: Fred Rohn

                    and

                           Hannoch Weisman
                           4 Becker Farm Road
                           Roseland, NJ  07068
                           Attention: Jonathan Gross, Esq.

         H. The Plan and the Exhibits and Schedules hereto represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

         I. Other than as contemplated by Article I, Article II, Section 4.1 and
Article X with respect to NAVCF, nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement, any provision contained herein or any exhibits hereto.

               IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterpart by their duly authorized officers as of the day and year first above written.

ATTEST:                                 CTI GROUP (HOLDINGS) INC.


Lisa Ernst                              By: /s/ Mark Daugherty
--------------------------              --------------------------------
                                        Its: Chief Financial Officer

ATTEST:                                 CGI ACQUISITION CORP.


Lisa Ernst                              By:  /s/ Mark Daugherty
--------------------------              --------------------------------
                                        Its: Secretary

ATTEST:                                 SOFT-COM INC.


Lisa Ernst                              By   /s/ John Perri
--------------------------              --------------------------------
                                        Its: President

ATTEST:


Lisa Ernst                              /s/ John Perri
--------------------------              --------------------------------
                                        JOHN PERRI